Exhibit 99.1

First Quarter 2017 Fixed Income Release

Denver, Colorado May 7, 2017: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ended March 31, 2017 ("Q1") as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the March 31, 2017 unaudited condensed consolidated financial statements for each of our applicable fixed-income borrowing groups prior to the end of May 2017, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of March 31, 2017.

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Virgin Media Reports Preliminary Q1 2017 Results
Compelling Propositions and Lightning1 Underpin Solid Volume Growth
Financial Performance Reflects 2% Rebased Revenue Growth and Investments in Marketing and Sales
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering 14.2 million broadband, video and fixed-line telephony services to 5.8 million cable customers and mobile voice and data services to 3.0 million subscribers at March 31, 2017.

Operating highlights:

•	Delivered 65,000 customer[2] net additions in Q1, up 36% year-over-year ("YoY"), driven by promotional activity surrounding our compelling bundles and the launch of our 4K "Virgin TV V6" set-top box

◦	Lightning[1] represented over a third of our customer net additions in the quarter, which improved penetration[3] across the total life-to-date Lightning premises

◦	Attractive bundles drove a higher proportion of triple-play acquisitions: 63% of U.K. customer acquisitions in Q1 2017 took a triple-play bundle compared with 47% in Q1 2016

◦
Customer disconnects decreased sequentially due to a diminishing impact from the November 2016 price increase in the U.K.; however disconnects remained elevated YoY resulting in twelve month rolling customer churn[4] of 15.0% at the end of Q1

•	RGU[5] net additions increased 70% to 158,000 with improved performance across the U.K. and Ireland

◦	Our 82,000 broadband internet[6] net additions in Q1 reflect strong demand for our superior fibre broadband service in the U.K. and a return to internet subscriber growth in Ireland

◦	We extended our speed leadership in the U.K. with a new 100 Mbps entry-level tier and a new 300 Mbps top tier that offers ~4x higher speeds than alternative VDSL services

◦
Returned to growth in video RGUs with 39,000 net additions in Q1 compared with an 18,000 net loss in Q1 2016, fueled by the highest quarterly TV growth in the U.K. since Q4 2007, reflecting our enhanced Virgin TV proposition which was launched in November 2016

◦	Take-up of Virgin TV V6 has been robust and customer satisfaction for the new device is significantly higher than for our other set-top boxes in the U.K.

•	In Ireland, we rebranded our video services to "Virgin TV" and launched the popular Netflix app on our set-top box in January 2017, offering convenience and more on-demand content

•	Existing mobile subscriber migrations stimulated strong growth in our 4G base following launch in November 2016; 4G service taken by 21% of our total U.K. postpaid mobile base at the end of Q1

◦	Q1 postpaid gains of 37,000 (27,000 in the U.K. and 10,000 in Ireland) largely offset by attrition of low-ARPU prepaid subscribers

◦	Delivered 3,000 mobile[8] additions in Q1, including a record 10,000 additions in Ireland

•
Our focus on the under-penetrated SOHO market within Virgin Media Business is delivering results; Q1 SOHO customers and RGUs increased by 92% and 144% YoY, respectively. The increase was partially driven by the conversion of residential subscribers to SOHO subscribers, coinciding with the launch of a new home office product in Q2 2016

◦	In May, we launched a 350 Mbps broadband tier for SOHO and SME customers in the U.K.

•	In Q1, we announced a reorganisation of our U.K. business into three new customer-facing units: Consumer, Business and Mobile, along with Lightning, Virgin Media Ireland and our support functions

◦	Dana Strong was appointed President and COO with responsibility for our Consumer unit

◦	Peter Kelly continues to lead an expanded Virgin Media Business, with Jeff Dodds being appointed Managing Director of Mobile. Tony Hanway remains responsible for Virgin Media in Ireland.

◦	Refocused approach to Project Lightning; appointed a new management team responsible for network construction in the U.K. led by Rob Evans as Managing Director of Lightning

Financial highlights*:

•	Rebased[9] revenue growth of 2% to £1,214 million in Q1 2017

◦	This increase was driven primarily by rebased growth in cable subscription revenue, partly offset by a decline in mobile subscription revenue as described below

•	Rebased growth in cable subscription revenue of 3% in Q1 was driven by a 2% increase in average RGUs and a 1% improvement in Q1 ARPU[10] per RGU on an FX-neutral[11] basis

◦
Positive impact of price increases to ARPU was offset by new and existing customer promotions, net base movements to lower tiers, telephony usage declines and a £7 million reduction in Q1 revenue due to a change in regulations governing payment handling fees

◦	Lower payment handling fees will no longer impact YoY growth from April 2017

•	Mobile subscription revenue declined by 11% on a rebased basis to £96 million in Q1

◦
The migration of customers from subsidised handset propositions to our Freestyle[12] offer (comprising split handset/airtime contracts), led to a net reduction in total mobile subscription revenue of £14 million in Q1, as the handset revenue arising from Freestyle is recognised up-front and reported in other revenue. This effect is also reflected in lower YoY mobile ARPU.

◦	The decline in mobile subscription revenue revenue is net of a £3 million increase in revenue driven by growth in our SIM-only subscriber base

•	Rebased business revenue ("B2B") growth of 1% to £171 million driven primarily by higher data revenue, supporting gross margin expansion at Virgin Media Business

◦	Including SOHO, B2B rebased revenue growth was 5% in Q1. The increase in SOHO revenue was partially driven by the conversion of residential subscribers to SOHO subscribers

•	Other revenue increased 2% in Q1 on a rebased basis

◦	Higher installation and other revenue was partially offset by a continued decline in mobile interconnect revenue and moderately lower mobile handset sales

•	Operating income decreased by £29 million to £60 million in Q1 primarily as a result of increases in depreciation and amortisation and higher related-party fees and allocations

•	Rebased Segment OCF[13] increased 1% to £523 million

◦	YoY revenue increase was offset by higher programming costs, marketing spend mainly related to our Virgin TV V6, Virgin Fibre and Virgin Mobile campaigns and higher network expenses

◦
Sequentially, Segment OCF declined by £60 million primarily due to (i) a £12.5 million decline in seasonal revenue including mobile handsets, pay-per-view TV usage and advertising, (ii) a £24 million increase in marketing costs related to the phasing of our brand marketing campaigns, (iii) a £7.5 million increase in staff costs and (iv) £7 million higher programming costs and £4 million higher network expenses

•	Property & equipment additions[15] increased to 27% of revenue or £330 million in Q1, as compared to 22% or £257 million in Q1 2016, primarily due to our investment in Project Lightning

◦	Capital expenditure on new build and upgrade totaled £87 million in Q1, most of which was related to Project Lightning and the balance on line extensions to business customers

◦
Customer premises equipment ("CPE") additions grew by £46 million to £126 million in Q1 due to higher customer acquisitions and the rollout of our new WiFi Hub and our Virgin TV V6 set-top box to existing customers

◦
Our Project Lightning added premises totaled 102,000 in Q1 and 355,000 over the last twelve months, but we expect that the management transition and related review is likely to result in a slower build pace than what we previously expected for 2017

◦	In light of the ongoing review of Project Lightning, we currently expect that we will be at the lower-end of, or fall below, our 2017 P&E additions forecast range of 31% to 33% of revenue

•	As of March 31, 2017 our fully-swapped third-party debt borrowing cost[16] was 5.0% and the average tenor of our third-party debt (excluding vendor financing) was approximately eight years

•	During the first quarter of 2017, we completed the following refinancing activities:

◦	In January, we issued £675 million 5.00% GBP Senior Secured Notes due 2027 to redeem the then outstanding balance of our 6.00% GBP Senior Secured Notes due 2021

◦	In February, we entered into an £865 million term loan due 2026 (Term Loan J) to prepay Term Loan E

◦	In March, £521 million of our 5.50% GBP Senior Secured Notes due 2021 were exchanged into new GBP Senior Secured Notes due 2025

•
Based on our Q1 results, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualised EBITDA (last two quarters annualised) was 3.70x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.64x, each as calculated in accordance with our most restrictive covenants

•
As of March 31, 2017, we had maximum undrawn commitments of £675 million. When our March 31, 2017 compliance reporting requirements have been completed and assuming no changes from March 31, 2017 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.17

Operating Statistics Summary

	As of and for the three months ended March 31,
	2017	2016
CABLE

Footprint
Homes Passed[18]	14,410,700	13,812,900
Two-way Homes Passed[19]	14,354,300	13,735,000

Subscribers (RGUs)[5]
Basic Video[20]	28,400	30,900
Enhanced Video[21]	4,044,800	4,021,500
Total Video	4,073,200	4,052,400
Internet[6]	5,361,800	5,133,000
Telephony[7]	4,779,600	4,712,500
Total RGUs	14,214,600	13,897,900

Q1 Organic RGU Net Additions (Losses)
Basic Video	(1,300)	(1,200)
Enhanced Video	40,600	(16,700)
Total Video	39,300	(17,900)
Internet	81,600	66,900
Telephony	37,100	43,900
Total organic RGU net additions	158,000	92,900

Fixed-Line Customer Relationships
Customer Relationships[2]	5,804,000	5,638,300
Q1 Organic Customer Relationship net additions	65,300	47,900

RGUs per Customer Relationship	2.45	2.46
Q1 Monthly ARPU per Customer Relationship[10]	£49.99	£49.20
U.K. Q1 Monthly ARPU per Customer Relationship	£50.21	£49.82
Ireland Q1 Monthly ARPU per Customer Relationship	€55.22	€55.00

Customer Bundling
Single-Play	17.3%	16.6%
Double-Play	20.4%	20.4%
Triple-Play	62.3%	63.0%

Fixed-mobile Convergence[22]	18.9%	19.2%

MOBILE

Mobile Subscribers[8]
Postpaid	2,438,500	2,314,800
Prepaid	605,100	693,100
Total Mobile subscribers	3,043,600	3,007,900

Q1 organic Postpaid net additions	36,900	46,600
Q1 organic Prepaid net losses	(33,500)	(62,700)
Total organic Mobile net additions (losses)	3,400	(16,100)

Q1 Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	£10.50	£11.89
Including interconnect revenue	£11.96	£13.69

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2017 and 2016.

	Three months ended March 31,		Rebased Change
	2017	2016
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£863.9	£828.6	3.4%
Mobile	95.8	107.6	(11.0%)
Total subscription revenue	959.7	936.2	1.8%
Business revenue	170.8	163.2	1.4%
Other revenue	83.5	78.5	1.8%
Total revenue	£1,214.0	£1,177.9	1.7%
Geographic revenue
U.K.	£1,130.1	£1,102.5	2.1%
Ireland	£83.9	£75.4	(2.5%)
Segment OCF
Segment OCF	£523.3	£520.2	0.9%

Operating income	£59.9	£89.1
Share-based compensation expense	3.7	6.4
Related-party fees and allocations, net	29.8	24.7
Depreciation and amortisation	428.8	396.8
Impairment, restructuring and other operating items, net	1.1	3.2
Segment OCF	£523.3	£520.2

Segment OCF as a percentage of revenue	43.1%	44.2%

Operating income as a percentage of revenue	4.9%	7.6%
The table below highlights the categories of our property and equipment additions42 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2017	2016
	in millions, except % amounts

Customer premises equipment	£125.6	£80.0
New build and upgrade	86.7	56.1
Capacity	33.2	31.5
Product and enablers	44.3	39.1
Baseline	40.4	50.7
Property and equipment additions	330.2	257.4
Assets acquired under capital-related vendor financing arrangements	(240.1)	(112.1)
Assets acquired under capital leases	(1.6)	(7.4)
Changes in liabilities related to capital expenditures	42.0	7.1
Total capital expenditures[24]	£130.5	£145.0

Property and equipment additions as a percentage of revenue	27.2%	21.9%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2017		2016
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	—	849.4
Term Loan I (LIBOR + 2.75%) due 2025	$3,400.0	2,710.9	2,754.1
Term Loan J (LIBOR + 3.50%) due 2026	£865.0	865.0	—
VM Financing Facility	£25.2	25.2	46.1
£675.0 million (equivalent) Revolving Credit Facility (LIBOR + 2.75%) due 2021		—	—
Total Senior and Senior Secured Credit Facilities		3,601.1	3,649.6

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2021	£640.0	—	640.0
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	628.4
5.25% USD Senior Secured Notes due 2021	$447.9	357.1	362.8
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	338.9	344.3
6.00% GBP Senior Secured Notes due 2025[25]	£521.3	521.3	—
5.25% USD Senior Secured Notes due 2026	$1,000.0	797.3	810.0
5.50% USD Senior Secured Notes due 2026	$750.0	598.0	607.5
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	—
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		5,006.7	5,005.0

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	94.6	96.1
5.25% USD Senior Notes due 2022	$95.0	75.7	76.9
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	422.6	429.4
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	398.7	405.0
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	392.3	393.0
5.75% USD Senior Notes due 2025	$400.0	318.9	324.0
Total Senior Notes		2,296.9	2,318.5

Vendor financing		847.3	976.0
Other debt		383.5	122.9
Capital lease obligations		67.0	73.9
Total third-party debt and capital lease obligations		12,202.5	12,145.9
Unamortised premiums, discounts and deferred financing costs, net		(84.9)	(74.8)
Total carrying amount of third-party debt and capital lease obligations		12,117.6	12,071.1
Less: cash and cash equivalents		48.5	22.1
Net carrying amount of third-party debt and capital lease obligations[26]		£12,069.1	£12,049.0

Exchange rate (€ to £)		1.1725	1.1705
Exchange rate ($ to £)		1.2542	1.2345

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Unitymedia Reports Preliminary Q1 2017 Results

Q1 2017 Price Increases Landed Well, Providing Foundation for Growth
New Portfolio Reaffirming Speed Leadership & Driving Better Tier Mix
Committed to First Launch of 1 Gbps in Major German City by Q1 2018
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at March 31, 2017.

Operating highlights:

•	Our growth strategy is based on four pillars: Continued volume growth, taking price increases on our high-value product proposition, expanding footprint via our GIGAbuild initiative and ramping B2B

•	Posted 52,000 RGU[5] additions in Q1, up from 24,000 in the prior-year period, both impacted by churn from price increases that was in line with expectations

◦	In Q1 2017, we successfully implemented price increases for approximately 3 million multi-dwelling unit ("MDU") video subscribers and over 900,000 broadband subscribers

◦	Added 11,000 unique customer relationships[2] in Q1, an improvement from the loss of 8,000 customers in Q1 2016

◦	Q1 broadband internet[6] and fixed-line telephony[7] RGU additions were 32,000 and 29,000, respectively, as compared to 40,000 and 26,000 in Q1 2016

◦
Video attrition was limited to 8,000 in Q1, as compared to 42,000 in the corresponding prior-year period. However, video churn in Q1 2016 was adversely impacted by price increases for our single-dwelling unit ("SDU") video base

▪	Our MDU segment again contributed positively to our video RGU performance in Q1 despite the price increases

•	Horizon TV base grew by 29,000 subscribers in Q1 to 617,000 or 10% of our total video base

◦	Launched the popular Netflix app on our Horizon platform in March, offering convenience and more on-demand content along side our Maxdome SVoD proposition

•	Leveraging our superior fibre-rich network to provide our customers with best-in-class connectivity

◦	Our new product portfolio (February) enhanced the attractiveness of our 400 Mbps bundles

◦	Encouraging early consumer interest as the take-up of speeds above 120 Mbps increased in February and March, as compared to prior run-rates

•	Targeted investment to enhance in-home connectivity and improve the customer experience through roll-out of our WiFi Connect Box, which delivers consistent high-speed data across the home

◦	At the end of Q1 2017, we had 675,000 active Connect Boxes, up from 500,000 at year-end

◦	Connect Box materially improving the net promoter score of our broadband service

•	Lost 6,000 low-ARPU mobile subscribers in Q1, as (1) we focused our marketing efforts on our higher- ARPU broadband and video businesses and (2) our mobile offering is only 3G

•	Business-to-business[28] revenue (including Small Office/Home Office ("SoHo")) increased 45% year-over-year and represented 3% of total revenue during Q1 2017

◦	Latest SoHo campaigns and upsell initiatives paying off, as we delivered record SoHo RGU growth in Q1, up more than 50% as compared to Q1 2016

◦	Additional focus on small and medium enterprise ("SME") segment in H2 2017

•	GIGAbuild project to expand our broadband potential and provide next-generation speeds to the mass market is progressing well

◦	Expanded our marketable footprint by over 40,000 homes in Q1, including 25,000 upgrades

◦	Announced that Bochum in NRW will be the first major city in Germany to get 1 Gbps speeds by Q1 2018, running on Docsis 3.1 technology
Financial highlights*

•	Q1 revenue grew 6% to €588 million, an improvement from 4% revenue growth in Q1 2016

◦	Q1 2017 growth was primarily driven by (i) higher cable subscription revenue as a result of increases in subscribers & higher ARPU[10] per RGU and (ii) higher low-margin handset revenue

◦
Revenue growth in the second half of 2017 is expected to be adversely impacted by the analog switch-off during June 2017, as the related loss of analog carriage fees is expected to result in a reduction of revenue, operating income and Adjusted Segment EBITDA of approximately €15 million in H2 2017

•	ARPU per customer relationship grew 4% year-over-year in Q1 to €24.64

•	Net earnings were €7.5 million in Q1, up from a net loss of €7 million in Q1 2016

◦
The improvement was primarily driven by (i) lower net financial and other expense and (ii) higher Adjusted Segment EBITDA, as further described below, partially offset by higher related-party fees and allocations, net

•	Q1 Adjusted Segment EBITDA[27] of €364 million, a year-over-year increase of 6% as compared to growth of 4% in Q1 2016

◦
The increase was primarily due to the net effect of (i) an increase in revenue, (ii) higher staff-related costs, (iii) higher direct costs, largely due to increased mobile handset sales, (iv) higher customer service-related costs and (v) lower network-related costs

•	Property, equipment and intangible asset additions[15] were 28% of revenue in Q1, as compared to 25% in the corresponding prior-year period

◦
Higher year-over-year expenditures (€25 million) were primarily related to higher spend on CPE (€14 million), partially related to proactive swaps of our new Connect Box, and higher spend for new build and upgrades (€5 million) related to our GIGAbuild network expansion

•	At March 31, 2017, our fully-swapped third-party debt borrowing cost[16] was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was close to eight years

•
Based on our results for Q1 2017 and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualized EBITDA (last two quarters annualized) was 3.84x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.83x, each as calculated in accordance with our most restrictive covenants

•
At March 31, 2017, we had maximum undrawn commitments of €500 million. When our March 31, 2017 compliance reporting requirements have been completed and assuming no change from March 31, 2017 borrowing levels, we anticipate the full amount of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with EU-IFRS29. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP17. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2017	2016

Footprint
Homes Passed[18]	12,916,200	12,783,000
Two-way Homes Passed[19]	12,807,400	12,600,800

Subscribers (RGUs)[5]
Basic Video[20]	4,797,800	4,949,700
Enhanced Video[21]	1,599,500	1,509,000
Total Video	6,397,300	6,458,700

Internet[6]	3,357,100	3,146,200
Telephony[7]	3,137,000	2,937,400
Total RGUs	12,891,400	12,542,300

Q1 Organic RGU Net Additions (Losses)
Basic Video	(25,100)	(54,100)
Enhanced Video	16,700	11,900
Total Video	(8,400)	(42,200)

Internet	31,500	40,000
Telephony	29,300	25,800
Total organic RGU net additions	52,400	23,600

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[30]	25.0%	23.4%
Internet as % of Two-way Homes Passed[31]	26.2%	25.0%
Telephony as % of Two-way Homes Passed[31]	24.5%	23.3%

Fixed-Line Customer Relationships
Customer Relationships[2]	7,173,500	7,137,100
Organic Customer Relationship Net Additions	11,300	(7,600)
RGUs per Customer Relationship	1.80	1.76
Q1 Monthly ARPU per Customer Relationship[10]	€24.64	€23.68

Customer Bundling
Single-Play	54.0%	56.8%
Double-Play	12.3%	10.7%
Triple-Play	33.7%	32.5%

Mobile Subscribers[8]
Total Mobile subscribers	346,700	357,300
Q1 organic Mobile net additions (losses)	(6,400)	1,800

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2017 and 2016 (in millions, except % amounts).

	Three months ended March 31,
	2017	2016	Change

Revenue	€587.8	€555.3	5.9%

Adjusted Segment EBITDA	€364.3	€343.8	6.0%

Net earnings (loss)	€7.5	€(7.1)
Net financial and other expense	54.4	90.2
Income tax expense	18.8	9.9
Earnings before interest and taxes ("EBIT")	80.7	93.0
Depreciation and amortization	212.8	213.4
Impairment, restructuring and other operating items, net	9.9	(1.1)
Share-based compensation expense	3.7	1.7
Related-party fees and allocations, net	57.2	36.8
Adjusted Segment EBITDA	€364.3	€343.8

Adjusted Segment EBITDA as % of revenue	62.0%	61.9%

The table below highlights the categories of our property, equipment and intangible asset additions42 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2017	2016
	in millions, except % amounts

Customer premises equipment	€44.1	€29.8
New build and upgrade	45.8	40.4
Capacity	12.1	16.6
Baseline	20.3	18.9
Product and enablers	13.6	9.5
Capitalized subscriber acquisition costs	26.3	22.2
Property, equipment and intangible asset additions	162.2	137.4

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(48.9)	(36.5)
Changes in liabilities related to capital expenditures	8.7	(11.2)
Total capital expenditures[24]	€122.0	€89.7

Property, equipment and intangible asset additions as % of revenue	27.6%	24.7%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia's consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2017		2016
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80.0 million Super Senior Revolving Credit Facility (EURIBOR+2.25%) due 2020		€—	€—
€420.0 million Senior Revolving Credit Facility (EURIBOR+2.75%) due 2020		—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€526.5	526.5	526.5
5.125% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	934.8	948.1
5.625% EUR Senior Secured Notes due 2023	€280.0	280.0	280.0
5.750% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	514.2	521.5
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,460.5	5,481.1

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	841.4	853.3
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,541.4	1,553.3

Vendor financing		234.3	200.5
Other third-party debt		366.7	370.4
Finance lease obligations		6.6	4.8
Accrued third-party interest, net of deferred financing costs		36.0	103.8
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,645.5	7,713.9

Less:
Cash and cash equivalents		1.8	2.8
Net carrying amount of third-party debt and finance lease obligations[26]		€7,643.7	€7,711.1

Exchange rate ($ to €)		1.0697	1.0547

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UPC Holding Reports Preliminary Q1 2017 Results
Delivered Subscriber Additions of 46,000 in Q1
Revenue Trend Impacted by Softness in Switzerland: Focus on Enhancing Quad-Play Portfolio & Launching MySports in Q3
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.8 million customers subscribing to 13.1 million television, internet and fixed-line telephony services as of March 31, 2017. In addition, UPC Holding served 196,000 mobile subscribers at March 31, 2017.

Operating highlights:

•	Q1 organic RGU[5] additions of 46,000 were slightly below the prior year Q1 performance of 52,000 new subscriptions, primarily related to a weaker telephony RGU result in Poland

•	Our video base declined 25,000 during Q1, in line with the prior-year period

◦	Our 20,000 video losses in Q1 in Switzerland/Austria were consistent with the prior year, with losses stemming from aggressive competitor offerings in the market

◦
Our operations in Central and Eastern Europe ("CEE") lost 5,000 video RGUs, broadly in-line with our prior year performance, driven by improved cable performance that was offset by higher losses in our DTH[33] business (mainly in Hungary)

◦	Our Swiss operation is investing in a new sports channel called MySports that is expected to launch in Q3, and will be part of our Connect & Play bundled portfolio

▪
In addition to ice hockey, we secured several other exclusive sports content rights to enrich the MySports channel in order to differentiate our video offering from our competition and attract new customers in the Swiss market

▪	We expect MySports to strengthen our video performance but negatively impact our direct costs in the second half of 2017

◦	In Austria, we expect the analog switch-off to be finalized by July as the last areas in the Vienna region will become digital-only, allowing us to free up capacity for higher-value services

•	Our Horizon TV subscriber base, including Horizon-Lite[32], increased by 123,000 in Q1 to 22% of our total cable video base

◦	Added Replay TV functionality to our Horizon and Horizon Go services in the Czech Republic in Q1 and in Poland in April. In April, Austria also added Replay TV to our Horizon Go app

•	Broadband[6] RGUs increased by 35,000, as compared to 32,000 in Q1 2016

◦	Internet growth in the CEE region of 34,000 RGUs, with the year-over-year improvement mainly coming from the Czech Republic

◦	Switzerland/Austria's Q1 internet base was up 1,000 RGUs as a gain of 3,000 in Austria was largely offset by losses in Switzerland related to aggressive discounting by competitors

◦
Our installed base of next-generation WiFi Connect boxes increased nearly 220,000 to over 990,000 in Q1 or 24% of our broadband base, contributing positively to the product experience and our net promoter score

•	Telephony[7] RGU additions were 36,000 in Q1, down year-over-year, with improved trends in Switzerland/Austria that were more than offset by lower additions in CEE, mainly in Poland

•	Mobile subscriber[8] base was up 18,000 to 196,000 in Q1, consistent with the prior year additions

◦
Austria added more postpaid mobile subscribers in Q1 with 9,000 additions on the back of more attractive offerings, while in Switzerland, where competition increased during the quarter, we added 5,000. Hungary's mobile base grew by 5,000 postpaid subscribers in Q1.

◦
We launched a new mobile product portfolio during April in Switzerland with unlimited voice and increased data buckets of up to 10GB at attractive prices, targeting our own 100+Mbps broadband customers to drive convergence

•	UPC Business-to-business[28] ("B2B") (including Small office/Home office ("SoHo")) revenue grew 10% in Q1 on a rebased basis

◦	In March, we launched a new business product portfolio in Switzerland, now featuring high-speed broadband with top speeds of up to 1 Gbps, modern VoIP telephony solutions and TV

◦	Added mobile to our B2B product portfolio in late April

•	UPC footprint expanded by approximately 70,000 premises across the CEE region and over 10,000 premises in Switzerland/Austria in Q1

Financial highlights*:

•	Rebased[9] revenue grew 1% to €653 million in Q1 as the 5% rebased growth posted by our CEE segment was largely offset by a 1% rebased decline in our Swiss/Austrian segment

▪	In CEE, revenue growth was largely driven by subscriber growth, primarily in Romania and Hungary, partially offset by lower ARPU per RGU in most CEE countries

▪
Switzerland/Austria's revenue performance was related to lower cable subscription revenue, driven by (i) lower ARPU[10] per RGU, primarily related to adverse tier mix as compared to Q1 2016, and (ii) a slight increase in subscribers due to an increase in Austria that was largely offset by a decline in Switzerland driven by the increasingly intense competitive landscape and aggressive offers in the Swiss market

•
Q1 blended ARPU per customer was €26.98, relatively flat year-over-year on an FX-neutral basis[11], as adverse trends in Switzerland/Austria (-1% on an FX-neutral basis), mainly related to a weaker tier-mix, were offset by a 2% increase in CEE

•	Operating income declined 7% in Q1 to €106 million, as a result of the net impact of Segment OCF changes as further described below and higher related-party fees and allocations

•	Q1 rebased Segment OCF[13] growth of 1% to €343.5 million

◦	Switzerland/Austria delivered nearly flat rebased Segment OCF growth in Q1, benefiting from lower SG&A expense and indirect cost controls that largely offset the revenue decline

◦
Our CEE segment delivered 4% rebased Segment OCF growth in Q1, primarily due to the aforementioned revenue growth, partially offset by increases in (i) programming and copyright costs, primarily in Hungary, Romania and Poland, (ii) interconnect costs, primarily in the Czech Republic, and (iii) network-related expenses, primarily in Romania

•	Q1 segment property and equipment additions[15] were 20% of revenue, up from 17% in the prior-year period

◦
The increases in absolute and percentage terms was primarily related to higher baseline spend (mainly in Switzerland/Austria), higher customer premise equipment spend largely due to increased spend for our Connect Box and higher new build & upgrade spend related to our footprint expansion, largely in CEE

◦	Switzerland/Austria reported capital intensity of 16%, while CEE was at 26.5% for Q1

•	At March 31, 2017, our fully-swapped third-party debt borrowing cost[16] was 5.1% and the average tenor of our third-party debt (excluding vendor financing) was nearly eight years

•	In February, we entered into a $2,150 million (€ 2,010 million) term loan due 2025 (Facility AP), issued at 99.75% of par, to prepay Facility AN

•
Based on our results for Q1 2017, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.02x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.06x, each as calculated in accordance with our most restrictive covenants

•
As of March 31, 2017, we had maximum undrawn commitments of €990 million. When our compliance reporting requirements have been completed and assuming no changes from March 31, 2017 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP17.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2017	2016

Footprint
Homes Passed[18]	13,563,000	12,866,500
Two-way Homes Passed[19]	13,384,300	12,666,500

Subscribers (RGUs)[5]
Basic Video[20]	1,435,400	1,559,800
Enhanced Video[21]	3,743,400	3,598,200
DTH[33]	826,900	825,700
Total Video	6,005,700	5,983,700

Internet[6]	4,159,300	3,980,100
Telephony[7]	2,891,100	2,699,300
Total RGUs	13,056,100	12,663,100

Q1 Organic RGU Net Additions (Losses)
Basic Video	(39,800)	(52,300)
Enhanced Video	27,900	32,100
DTH	(12,900)	(3,700)
Total Video	(24,800)	(23,900)

Internet	34,900	31,500
Telephony	35,800	44,100
Total organic RGU net additions	45,900	51,700

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[30]	72.3%	69.8%
Internet as % of Two-way Homes Passed[31]	31.1%	31.4%
Telephony as % of Two-way Homes Passed[31]	21.6%	21.3%

Fixed-Line Customer Relationships
Customer Relationships[2]	6,758,900	6,734,800
RGUs per Customer Relationship	1.93	1.88
Q1 Monthly ARPU per Customer Relationship[10]	€26.98	€26.67

Customer Bundling
Single-Play	43.0%	46.0%
Double-Play	20.8%	20.0%
Triple-Play	36.2%	34.0%

Mobile Subscribers[8]
Total Mobile subscribers	196,300	106,100
Q1 organic Mobile net additions	17,700	18,600

Q1 Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	€18.65	€18.51
Including interconnect revenue	€21.10	€21.49

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects our preliminary unaudited selected financial results for the three months ended March 31, 2017 and 2016.

	Three months ended March 31,		Rebased Change
	2017	2016
	in millions, except % amounts
Revenue
Switzerland/Austria	€397.8	€392.8	(1.3)%
Central and Eastern Europe	254.8	241.1	5.2%
Total	€652.6	€633.9	1.2%

Segment OCF
Switzerland/Austria	€239.7	€233.9	(0.3)%
Central and Eastern Europe	104.4	100.4	3.7%
Other	(0.6)	(0.4)	N.M.
Total Segment OCF	€343.5	€333.9	0.8%

Operating income	€105.6	€113.5
Share-based compensation expense	1.6	3.6
Related-party fees and allocations, net	94.6	80.8
Depreciation and amortization	140.9	135.9
Impairment, restructuring and other operating items, net	0.8	0.1
Total Segment OCF	€343.5	€333.9

Segment OCF as percentage of revenue	52.6%	52.7%

Operating income as a percentage of revenue	16.2%	17.9%

N.M. - not meaningful

The following table provides details of our property and equipment additions42 and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2017	2016
	in millions, except % amounts
Customer premises equipment	€63.7	€55.0
New build & upgrade	26.1	18.3
Capacity	10.0	14.2
Baseline	34.7	24.2
Product & enablers	3.9	4.6
Property and equipment additions	138.4	116.3
Assets acquired under capital-related vendor financing arrangements	(214.6)	(160.6)
Assets contributed by parent company[34]	(5.2)	(2.3)
Assets acquired under capital leases	(7.7)	(2.6)
Changes in current liabilities related to capital expenditures	158.7	118.6
Total capital expenditures[24]	€69.6	€69.4

Regional Property and Equipment Additions
Switzerland/Austria	€63.0	€52.9
Central and Eastern Europe	67.6	54.3
Total segment property and equipment additions	130.6	107.2
Other[35]	7.8	9.1
Total	€138.4	€116.3

Segment property and equipment additions as a percentage of revenue[35]	20.0%	16.9%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2017		2016
	Borrowing currency	€ equivalent
Senior Credit Facility
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	1,065.7	1,080.9
Facility AN (LIBOR + 3.00%) USD due 2024	$—	—	2,038.5
Facility AO (EURIBOR + 3.00%) EUR due 2026	€600.0	600.0	600.0
Facility AP (LIBOR + 2.75%) USD due 2025	$2,150.0	2,010.0	—
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK and AL in consolidation		(1,665.7)	(1,680.9)
Total Senior Credit Facilities		2,610.0	2,638.5

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,065.7	1,080.9
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
Total Senior Secured Notes		1,665.7	1,680.9

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	600.0	600.0
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	327.2	326.2
Total Senior Notes		1,377.2	1,376.2

Vendor financing		805.5	736.7
Capital lease obligations		38.6	31.7
Total third-party debt and capital lease obligations		6,497.0	6,464.0
Unamortized discounts and deferred financing costs		(41.9)	(44.0)
Total carrying amount of third-party debt and capital lease obligations		6,455.1	6,420.0
Less: cash and cash equivalents		14.7	26.8
Net carrying amount of third-party debt and capital lease obligations[26]		€6,440.4	€6,393.2

Exchange rate ($ to €)		1.0697	1.0547
Exchange rate (CHF to €)		1.0696	1.0728

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Cable & Wireless Reports Preliminary Q1 2017 Results

Revenue 4% Lower, Stabilizing Operations and Building for Future
10,000 RGU Adds in Q1 Supported by Broadband, Reversing Q4 Decline
Double-digit Rebased Revenue Growth in Networks & LatAm
Network Investment Underway; ~50,000 Premises Upgraded/Built
Cable & Wireless Communications Limited ("CWC") is the leading telecommunications operator in substantially all of its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.6 million mobile, 0.4 million television, 0.6 million internet and 0.8 million fixed-line telephony subscribers. In addition, CWC delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 30 markets across the region.

Liberty Global's Acquisition of CWC
On May 16, 2016, a subsidiary of Liberty Global acquired CWC (the "Liberty Global Transaction"). Revenue, Adjusted Segment EBITDA27 and subscriber statistics have been presented herein using Liberty Global’s definitions for all periods presented unless otherwise noted. Further adjustments to these metrics are possible as the integration process continues. The results for the three months ended March 31, 2017 have also been aligned to Liberty Global’s IASB-IFRS36 accounting policies and estimates. Significant policy adjustments have been considered in our calculation of rebased growth rates for revenue and Adjusted Segment EBITDA. For additional information on Liberty Global’s definition of Adjusted Segment EBITDA and rebased growth rates, see footnotes 27 and 37, respectively. A reconciliation of net earnings (loss) to Adjusted Segment EBITDA is included in the Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions15 section below. In addition, effective for the 2016 fiscal year, CWC changed its fiscal year end from March 31 to December 31 to conform with Liberty Global.

Operating highlights:

•	Delivered Q1 Organic RGU[5] additions of 10,000

◦
Internet[6] and fixed-line telephony[7] subscribers were up 7,000 and 3,000, respectively, on an organic basis, as we increased penetration across our high-speed networks with bundling success in Jamaica, Panama and Trinidad

◦	Video subscribers were flat, on an organic basis, as losses in Jamaica and Trinidad were offset by gains in Panama and the Bahamas

◦
At March 31, 2017, we had a bundling ratio of 1.54 RGUs per customer, as 11% of our customers[2] subscribed to triple-play, 32% subscribed to double-play and 57% to a single product. Our high single-play penetration provides potential for continued bundling success

•	Mobile subscribers[8] increased by 27,000 on an organic basis, driven by prepaid additions in Panama

•	Highlights across our largest markets were as follows:

◦
In Panama, we continued to build momentum through a revitalized go-to-market approach, adding 8,000 RGUs in the quarter. Of note, we added 2,000 internet and 2,000 cable video RGUs in Q1, as our bundled offers gained traction through network investments enabling faster speeds of up to 300 Mbps. We also continued to grow our DTH[33] base, adding 3,000 RGUs in Q1 as we targeted more rural areas where we do not provide video through our hybrid fiber coaxial ("HFC") network. Our prepaid mobile base grew by 49,000 subscribers in the quarter as we launched data-led promotions and benefited from the seasonal Carnival uplift

◦
In Jamaica we added 2,000 internet and 3,000 fixed-line telephony RGUs, however these were offset by a 5,000 video RGU decline. On the mobile front, we lost 10,000 subscribers in Q1, due to prepaid churn following increased promotional activity in the prior quarter

◦
In the Bahamas, we added 2,000 RGUs in Q1 with momentum steadily building as we increased penetration of our newly constructed Fiber-to-the-Home (FTTH) network. The entry of our first mobile competitor in November 2016 had an impact on our base, as we lost 6,000 mobile subscribers, both prepaid and postpaid, in the quarter

◦
Barbados RGUs declined by 2,000 in total, primarily resulting from a decline in our fixed-line telephony subscribers. We saw stability across video and internet RGUs as we improved service quality across our fixed network, which was a significant improvement compared to an aggregate loss of 5,000 RGUs in the prior quarter across these two products. On the mobile front, we lost 3,000 subscribers from churn following the heavy promotional activity during the December holiday period

◦	Trinidad RGU additions were broadly flat, as a 3,000 video subscriber decline resulting from continued competitive intensity was offset by growth in fixed-line telephony through bundling promotions

Financial highlights*:

•	Revenue declined 4% in Q1, as compared to the prior-year period, on a rebased basis

◦
Mobile revenue declined by 7% as rebased growth of 17% in Jamaica was more than offset by a 24% rebased revenue decline in the Bahamas due to reduced roaming tariffs and increased promotional activity in response to the entry of a new competitor. In Panama, our most competitive market, we saw mobile revenue decline 2% on a rebased basis in Q1. We are continuing to invest in leading mobile services across our footprint, including for example the launch of LTE in Barbados during Q1, where we also increased pricing

◦
Internet revenue was down 1% year-over-year as positive subscriber trends across all of our largest markets were offset by lower ARPUs year-over-year due to promotional acquisition offers and bundling. Sequentially, we have seen ARPU increases in each of the last two quarters

◦
Video revenue was 4% lower in Q1 mainly driven by a decline in Trinidad, our largest video market, where we are working to stabilize our business in a challenging competitive and macroeconomic environment

◦
Fixed-line telephony revenue was down 6% in the quarter, as further success in bundling our fixed voice services was more than offset by reduced ARPU year-over-year. Sequentially, we have seen ARPU increase in each of the last two quarters

◦
Managed services revenue declined 2%, as healthy recurring revenue growth across the group was offset by a 22% decline in Panama where there was a significant increase in low-margin project-related revenue in the prior year period

◦	Wholesale revenue, primarily representing our sub-sea business, was flat in Q1

•	Net loss was $17.6 million in Q1, compared to net earnings of $175.8 million in the prior year quarter

◦	Represents the net impact of lower Adjusted Segment EBITDA, as described below, an increase in depreciation and amortization expense and higher net financial expense

•
As previously identified we faced a challenging first quarter due to the comparison against CWC’s prior-year Adjusted Segment EBITDA result, which was an anomaly when compared to preceding and subsequent quarters. Adjusted Segment EBITDA of $205 million declined 22% year-over-year on a rebased basis, due to a combination of (i) lower revenue, (ii)  the impact of non-recurring items that positively impacted the prior period, including an $8 million vendor credit and a $13 million positive impact from favorable tax and legal reassessments, (iii) increased programming costs, primarily related to the Premier League, (iv) increased costs associated with Hurricane Matthew, (v) increases in bad debt expense and (vi) increases in certain other costs, including network and marketing expenses, as CWC had lower spend in these areas during the Q1 2016 pre-acquisition period.  These factors were partially offset by reduced bonus costs in Q1 2017

•	Our portion of Adjusted Segment EBITDA, after giving effect to the non-controlling interests' share, ("Proportionate Adjusted Segment EBITDA")[38] would be $158 million for Q1 2017

•	Property, equipment and intangible asset additions represented 11% of revenue in Q1 versus 24% in the prior-year period

◦
The majority of the spend in Q1 was comprised of CPE for RGU additions. We have begun our new build and upgrade program for the year with ~50,000 two-way homes passed added or upgraded in Q1 on an organic basis

◦	We expect capital spend to ramp through the year and our 2017 property, equipment and intangible asset additions as a percentage of revenue to range between 21% and 23%

•
At March 31, 2017, our total net debt[38] was $3.4 billion, our Proportionate Net Debt[38] was $3.3 billion, our fully-swapped third-party debt borrowing cost[16] was 6.8%, and the average tenor of our third-party debt was nearly five years

•	During the quarter, Cable & Wireless Panama entered into a new $100 million, four-year, 4.5% term loan facility in Panama to fund the repayment of an intercompany loan with Cable & Wireless Limited

•
Based on Q1 2017 results, our Consolidated Net Leverage Ratio[39] was 3.21x. As of March 31, 2017, we had maximum unused borrowing capacity of $757 million, including $132 million under our regional facilities. When our compliance reporting requirements have been completed and assuming no changes from March 31, 2017 borrowing levels, we anticipate that availability under our revolving credit facilities will be limited to $613 million and that all of our unused commitments under our regional facilities will be available to be drawn. The limitation on availability under our revolving credit facilities reflects letters of credit issued in connection with certain pension obligations

*
The financial figures contained in this release are prepared in accordance with IASB-IFRS[36]. CWC's financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP[17]. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

Operating Statistics Summary*

	As of and for the three months ended March 31,
	2017	2016
Footprint
Homes Passed [18]	1,871,500	1,812,700
Two-way Homes Passed [19]	1,767,100	1,607,400

Subscribers (RGUs)[5]
Basic Video[20]	12,000	13,200
Enhanced Video[21]	348,800	389,700
DTH[33]	42,500	32,100
Total Video	403,300	435,000

Internet[6]	609,800	630,900
Telephony[7]	778,200	802,900
Total RGUs	1,791,300	1,868,800

Q1 Organic RGU Net Additions (Losses)
Basic Video	1,900	300
Enhanced Video	(4,700)	(9,000)
DTH	2,800	5,800
Total Video	—	(2,900)

Internet	7,100	8,000
Telephony	2,800	4,700
Total organic RGU net additions	9,900	9,800

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[30]	96.7%	96.7%
Internet as % of Two-way Homes Passed[31]	34.5%	39.2%
Telephony as % of Two-way Homes Passed[31]	44.0%	50.0%

Fixed-Line Customer Relationships
Customer Relationships[2]	1,161,400	1,251,300
RGUs per Customer Relationship	1.54	1.49
Q1 Monthly ARPU per Customer Relationship[10]	$35.70	$37.53

Customer Bundling
Single-Play	56.8%	58.4%
Double-Play	32.1%	33.7%
Triple-Play	11.1%	7.9%

Mobile Subscribers[8]
Postpaid	310,100	310,700
Prepaid	3,243,300	3,392,900
Total Mobile subscribers	3,553,400	3,703,600

Q1 Postpaid net additions (losses)	(700)	8,400
Q1 Prepaid net additions (losses)	27,300	(114,300)
Total organic Mobile net additions (losses)	26,600	(105,900)

Q1 Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	$15.24	$16.85
Including interconnect revenue	$16.33	$18.00

*
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Global’s policies. Liberty Global normally includes SOHO subscribers in its RGU counts. SOHO subscribers have not been included in CWC’s RGU counts pending further verification. Liberty Global’s review of CWC’s subscriber policies is ongoing and further adjustments are possible.

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for three months ended March 31, 2017 and 2016.

	Three months ended March 31,		Rebased
	2017	2016	Change*
	in millions, except % amounts
Revenue
Caribbean	$266.0	$278.0	(1.1%)
Panama	153.7	165.7	(7.3%)
Networks and LatAm	77.7	69.8	10.6%
BTC	72.0	86.2	(16.4%)
Seychelles	15.5	14.6	5.6%
	584.9	614.3	(3.5%)
Corporate and intersegment eliminations	(9.0)	(6.8)	52.9%
Total revenue	$575.9	$607.5	(4.1%)

Adjusted Segment EBITDA	$205.2	$283.3	(22.3%)
_______________
N.M. – Not meaningful

*
The rebased change compares revenue and Adjusted Segment EBITDA to the corresponding period in the prior year and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our rebased calculations, see footnote 37.

The following table reflects a reconciliation of our preliminary unaudited net earnings (loss) to Adjusted Segment EBITDA for the three months ended March 31, 2017 and 2016.

	Three months ended March 31,
	2017	2016

Net earnings (loss)	$(17.6)	$175.8
Interest expense	64.0	54.9
Realized and unrealized (gains) losses on derivative instruments, net	(23.4)	2.1
Foreign currency transaction (gains) losses, net	7.5	(18.4)
Interest income	(3.3)	(3.5)
Other (income) expense	2.0	(1.9)
Income tax expense (benefit)	(3.0)	16.6
Operating income	26.2	225.6
Depreciation and amortization	164.6	137.6
Impairment recovery, net	—	(71.0)
Other operating expense (income), net	12.1	(15.4)
Share-based compensation expense	2.3	6.5
Adjusted Segment EBITDA	$205.2	$283.3

Adjusted Segment EBITDA as a percentage of revenue	35.6%	46.6%

Property, equipment and intangible asset additions	$60.5	$146.6

Property, equipment and intangible asset additions as a percentage of revenue	10.5%	24.1%

The following table reflects CWC's revenue for the three months ended March 31, 2017 by product:

	Three months ended March 31,		Rebased change*
	2017	2016
	in millions, except % amounts
Product**:
Mobile	$217.2	$233.8	(6.6)%
Managed services	96.4	101.2	(1.6)%
Fixed voice	88.6	95.0	(5.7)%
Internet	71.9	74.3	(1.0)%
Wholesale	56.4	54.4	0.4%
Video	45.4	48.8	(3.7)%
Total	$575.9	$607.5	(4.1)%
_______________

*
The rebased change compares revenue for the three months ended March 31, 2017 to the corresponding period in the prior year and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our calculations of rebased growth, see footnote 37.

**	The revenue shown for mobile, fixed voice, internet and video includes both subscription and non-subscription revenue related to these products.
Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of CWC's consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2017		2016
	Borrowing currency	$ equivalent

Senior Credit Facility
CWC Term Loans due 2022 (LIBOR + 4.75%)	$1,100.0	$1,100.0	$1,100.0
$625.0 million USD Revolving Credit Facility (LIBOR +3.5%) due 2021		—	—
Total Senior Credit Facility		1,100.0	1,100.0

Senior Notes
8.625% GBP Unsecured Bonds due 2019	£146.7	184.0	181.1
7.375% USD Unsecured Notes due 2021	$1,250.0	1,250.0	1,250.0
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
Total Senior Notes		2,184.0	2,181.1

Other Regional Debt*		386.9	311.9
Finance lease obligations		15.0	15.5
Total third-party debt and finance lease obligations		3,685.9	3,608.5
Unamortized premiums, discounts and deferred financing costs, net		(60.4)	(60.0)
Total carrying amount of third-party debt and finance lease obligations		3,625.5	3,548.5
Less: cash and cash equivalents		288.4	271.2
Net carrying amount of third-party debt and finance lease obligations[26]		$3,337.1	$3,277.3

Exchange rate (£ to $)		0.7973	0.8100
_______________

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

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VTR Reports Preliminary Q1 2017 Results

Delivered Record Quarterly Customer Additions of 24,000
Best Q1 Broadband Additions in 11 Years Supported by New Build
Added Nearly 50,000 Postpaid Mobile Subs LTM, including 13,000 in Q1
Operating Income up 35% Year-over-Year in Q1 to CLP 37 Billion
Q1 Revenue Growth of 7% & Q1 Segment OCF Growth of 12%

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers at March 31, 2017.

Operating highlights:

•	24,000 customer[2] additions in Q1, up ~50% or 8,000 customers as compared to prior-year period

•	Q1 RGU[5] additions of 25,000, up 57% year-over-year, fueled by improved results in all three fixed-line products, supported by our new build/upgrade efforts

◦	Broadband RGU additions of 27,000 in Q1 marks best first quarter performance since 2006

◦	Market-leading HD channel line-up and next-generation video-on-demand ("VOD") user interface contributed to 6,000 video RGU additions, a 27% increase year-over-year

◦	Improved fixed-line voice trends with 41% year-over-year reduction in Q1 voice attrition

•	Continued aggressive deployment of next-generation WiFi "Connect Boxes" with nearly 200,000 in the field at the end of March 2017

•	High-speed broadband and rich HD offers continue resonating with consumers as VTR reinforced its best-in-class "Vive Mas" bundles, upgrading speeds to 120 Mbps and increasing to 70 HD channels

◦	Successfully launched top broadband speed of 200 Mbps nationwide in April

•	Leveraging our superior fiber-rich network to exploit B2B opportunity; targeting Small Office/Home Office ("SOHO") segment first

◦	Added 11,000 quarterly SOHO RGUs in Q1, increasing total base to 37,000 RGUs

◦	Focused on up-selling existing residential fixed customers to the B2B product suite

◦	Launched nationwide campaign highlighting 24/7 technical support and exclusive call center

•	Mobile[8] base surpassed 175,000 subscribers at March 31, 2017, of which 96% is postpaid

◦	Added 13,000 mobile postpaid subscribers in first quarter of 2017

Financial highlights*:

•	Revenue for Q1 increased 7% to CLP 150 billion

◦	The increase was driven by (i) higher ARPU[10] per RGU and an increase in the average number of subscribers and (ii) higher mobile subscription revenue, driven by subscriber growth

•	ARPU per customer relationship grew 2% year-over-year in Q1 to CLP 33,676

•	Operating income increased 35% in Q1 to CLP 37.3 billion

◦	Represents net impact of increased Segment OCF, as described below, partially offset by lower depreciation and amortization

•	Q1 Segment OCF[13] growth of 12% to CLP 60 billion

◦	The increase was due to Q1 revenue growth and lower interconnect charges that were partially offset by increases in mobile access, mobile handset and call center costs

•	Property & equipment additions[15] remained flat in Q1 at CLP 36 billion

◦	P&E additions were 24% of revenue in Q1, as compared to 26% in Q1 2016

◦	We continue to expect our FY 2017 P&E additions as a percentage of revenue to range between 21% to 23%

◦	Delivered approximately 50,000 new/upgraded homes in Q1

•	As of March 31, 2017, our fully-swapped third-party debt borrowing cost[16] was 6.5% and the average tenor of third-party debt (excluding vendor financing) was approximately seven years

•
Based on our results for Q1 2017, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio[40] was 3.66x, calculated in accordance with the indenture governing the senior secured notes

•
At March 31, 2017, we had maximum undrawn commitments of $160 million (CLP 106 billion) and CLP 44 billion. During the first quarter of 2017, we increased the amount of our senior secured revolving credit facility by CLP 22 billion. When our Q1 compliance reporting requirements have been completed and assuming no changes from March 31, 2017 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP17.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2017	2016

Footprint
Homes Passed [18]	3,271,500	3,081,000
Two-way Homes Passed [19]	2,758,600	2,568,300

Subscribers (RGUs)[5]
Basic Video[20]	75,700	90,200
Enhanced Video[21]	977,200	940,200
Total Video	1,052,900	1,030,400

Internet[6]	1,117,800	1,026,400
Telephony[7]	650,200	678,400
Total RGUs	2,820,900	2,735,200

Q1 Organic RGU Net Additions (Losses)
Basic Video	(3,800)	(3,600)
Enhanced Video	9,400	8,000
Total Video	5,600	4,400

Internet	26,600	23,300
Telephony	(6,800)	(11,500)
Total organic RGU net additions	25,400	16,200

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[30]	92.8%	91.2%
Internet as % of Two-way Homes Passed[31]	40.5%	40.0%
Telephony as % of Two-way Homes Passed[31]	23.6%	26.4%

Fixed-Line Customer Relationships
Customer Relationships[2]	1,352,800	1,279,700
RGUs per Customer Relationship	2.09	2.14
Q1 Monthly ARPU per Customer Relationship[10]	CLP 33,676	CLP 33,049

Customer Bundling
Single-Play	31.9%	30.8%
Double-Play	27.7%	24.6%
Triple-Play	40.4%	44.6%

Mobile Subscribers[8]
Postpaid	171,000	122,100
Prepaid	7,700	9,900
Total Mobile subscribers	178,700	132,000

Q1 Postpaid net additions	12,800	1,000
Q1 Prepaid net losses	(300)	(1,000)
Total organic Mobile net additions	12,500	—

Q1 Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	CLP 15,989	CLP 15,714
Including interconnect revenue	CLP 17,466	CLP 17,382

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2017 and 2016.

	Three months ended March 31,
	2017	2016	Change
	CLP in billions, except % amounts
Revenue	150.2	140.2	7.1%

Segment OCF	59.9	53.5	12.0%

Operating income	37.3	27.6
Share-based compensation expense	0.9	0.4
Related-party fees and allocations	2.7	3.1
Depreciation and amortization	17.9	22.0
Impairment, restructuring and other operating items, net	1.1	0.4
Segment OCF	59.9	53.5

Segment OCF as a percentage of revenue	39.9%	38.2%

Operating income as a percentage of revenue	24.8%	19.7%

The table below highlights the categories of our property and equipment additions42 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2017	2016
	CLP in billions, except % amounts

Customer premises equipment	21.8	16.7
New Build and Upgrade	5.9	5.4
Capacity	4.5	5.6
Baseline	3.7	5.1
Product & Enablers	0.5	3.9
Property and equipment additions	36.4	36.7

Assets acquired under capital-related vendor financing arrangements	(9.2)	—
Assets acquired under capital leases	—	—
Changes in liabilities related to capital expenditures (including related-party amounts)	(14.8)	(16.1)
Total capital expenditures[24]	12.4	20.6

Property and equipment additions as % of revenue	24.2%	26.2%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents:

March 31,			December 31,
2017			2016
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	924.5	938.3
$160.0 million VTR USD Credit Facility due 2020		—	—
CLP 44,000.0 million VTR CLP Credit Facility due 2019		—	—
Vendor Financing		36.8	32.7
Capital lease obligations		0.4	0.4
Total third-party debt and capital lease obligations		961.7	971.4
Unamortized deferred financing costs		(15.9)	(16.5)
Total carrying amount of third-party debt and capital lease obligations		945.8	954.9
Less: cash and cash equivalents		65.3	83.7
Net carrying amount of third-party debt and capital lease obligations[26]		880.5	871.2

Exchange rate (CLP to $)		660.4	670.2

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future financial and operational growth prospects and opportunities; the expected impact of the analog switch-off in Austria and Germany on our revenue in 2017; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including product and equipment enhancements, propositions and upgrades; plans and expectations relating to new build and network upgrade activities (including Project Lightning in the U.K. and GIGAbuild initiatives in Germany); future P&E additions as a percentage of revenue; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Cable & Wireless Investor Relations		Cable & Wireless Corporate Communications:
Kunal Patel	+1 786 376 9294	Claudia Restrepo	+1 786 218 0407

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 6 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended March 31, 2017
					Video
	Homes Passed(18)	Two-way Homes Passed(19)	Fixed-Line Customer Relationships(2)	Total RGUs(5)	Basic Video Subscribers(20)	Enhanced Video Subscribers(21)	DTH Subscribers(33)	Total Video	Internet Subscribers(6)	Telephony Subscribers(7)	Total Mobile Subscribers

Operating Data
Switzerland[41]	2,251,100	2,251,100	1,281,400	2,503,600	569,000	672,200	—	1,241,200	744,500	517,900	85,300
Austria	1,394,500	1,394,500	653,200	1,417,800	109,600	367,600	—	477,200	505,900	434,700	39,000
Poland	3,184,100	3,123,600	1,430,500	2,955,600	203,400	1,010,500	—	1,213,900	1,111,500	630,200	4,900
Romania	2,922,500	2,877,000	1,290,900	2,291,100	255,000	647,400	356,400	1,258,800	544,000	488,300	—
Hungary	1,738,100	1,720,600	1,107,000	2,180,200	118,400	545,600	284,800	948,800	641,600	589,800	67,100
Czech Republic	1,484,000	1,450,700	717,000	1,245,600	152,900	355,200	109,100	617,200	481,500	146,900	—
Slovakia	588,700	566,800	278,900	462,200	27,100	144,900	76,600	248,600	130,300	83,300	—
Total UPC Holding	13,563,000	13,384,300	6,758,900	13,056,100	1,435,400	3,743,400	826,900	6,005,700	4,159,300	2,891,100	196,300

United Kingdom	13,554,400	13,542,200	5,351,500	13,198,400	—	3,775,300	—	3,775,300	4,997,400	4,425,700	3,015,700
Ireland	856,300	812,100	452,500	1,016,200	28,400	269,500	—	297,900	364,400	353,900	27,900
Total Virgin Media	14,410,700	14,354,300	5,804,000	14,214,600	28,400	4,044,800	—	4,073,200	5,361,800	4,779,600	3,043,600

Panama	527,800	453,200	343,300	458,600	—	42,500	42,500	85,000	97,700	275,900	1,783,200
Jamaica	424,300	414,300	294,900	496,200	—	98,000	—	98,000	174,400	223,800	934,900
Trinidad and Tobago	311,700	311,700	163,400	271,000	—	114,100	—	114,100	123,500	33,400	—
Barbados	122,500	122,500	89,500	160,600	—	18,100	—	18,100	63,000	79,500	128,600
Bahamas	128,900	128,900	54,700	85,200	—	3,700	—	3,700	26,800	54,700	309,400
Other	356,300	336,500	215,600	319,700	12,000	72,400	—	84,400	124,400	110,900	397,300
Total CWC	1,871,500	1,767,100	1,161,400	1,791,300	12,000	348,800	42,500	403,300	609,800	778,200	3,553,400

Q1 Organic Subscriber Variance
Switzerland	5,600	5,600	(14,200)	(8,900)	(14,400)	100	—	(14,300)	(2,600)	8,000	5,000
Austria	3,100	3,100	(800)	6,500	(6,100)	300	—	(5,800)	3,100	9,200	8,500
Poland	26,500	28,700	(2,900)	1,500	(6,200)	5,600	—	(600)	6,400	(4,300)	(400)
Romania	34,800	38,600	(5,100)	17,500	(8,400)	7,000	(7,100)	(8,500)	8,600	17,400	—
Hungary	6,700	6,700	(5,700)	12,900	(12,800)	13,400	(7,200)	(6,600)	9,500	10,000	4,600
Czech Republic	4,000	4,000	3,000	12,600	9,500	400	(2,400)	7,500	7,600	(2,500)	—
Slovakia	900	2,000	4,400	3,800	(1,400)	1,100	3,800	3,500	2,300	(2,000)	—
Total UPC Holding	81,600	88,700	(21,300)	45,900	(39,800)	27,900	(12,900)	(24,800)	34,900	35,800	17,700

United Kingdom	95,200	95,800	67,500	162,500	—	46,200	—	46,200	80,700	35,600	(6,600)
Ireland	4,000	4,600	(2,200)	(4,500)	(1,300)	(5,600)	—	(6,900)	900	1,500	10,000
Total Virgin Media	99,200	100,400	65,300	158,000	(1,300)	40,600	—	39,300	81,600	37,100	3,400

Panama	—	36,900	9,700	7,600	—	2,100	2,800	4,900	2,000	700	46,900
Jamaica	—	—	(1,000)	200	—	(4,500)	—	(4,500)	2,100	2,600	(9,900)
Trinidad and Tobago	1,200	1,200	(3,000)	(400)	—	(3,100)	—	(3,100)	—	2,700	—
Barbados	700	700	(2,700)	(1,900)	—	(300)	—	(300)	500	(2,100)	(2,900)
Bahamas	—	—	(500)	2,100	—	2,100	—	2,100	400	(400)	(5,800)
Other	2,000	2,000	3,800	2,300	1,900	(1,000)	—	900	2,100	(700)	(1,700)
Total CWC	3,900	40,800	6,300	9,900	1,900	(4,700)	2,800	—	7,100	2,800	26,600

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended March 31, 2017

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers[8]

Switzerland[41]	—	85,300	85,300
Austria	—	39,000	39,000
Poland	—	4,900	4,900
Romania	—	—	—
Hungary	—	67,100	67,100
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	196,300	196,300

United Kingdom	605,100	2,410,600	3,015,700
Ireland	—	27,900	27,900
Total Virgin Media	605,100	2,438,500	3,043,600

Panama	1,615,400	167,800	1,783,200
Jamaica	911,900	23,000	934,900
Barbados	99,300	29,300	128,600
Bahamas	277,900	31,500	309,400
Other	338,800	58,500	397,300
Total CWC	3,243,300	310,100	3,553,400

Organic Mobile Subscriber Variance	March 31, 2017 vs. December 31, 2016

Switzerland	—	5,000	5,000
Austria	—	8,500	8,500
Poland	—	(400)	(400)
Romania	—	—	—
Hungary	—	4,600	4,600
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	17,700	17,700

United Kingdom	(33,500)	26,900	(6,600)
Ireland	—	10,000	10,000
Total Virgin Media	(33,500)	36,900	3,400

Panama	48,900	(2,000)	46,900
Jamaica	(10,200)	300	(9,900)
Barbados	(2,600)	(300)	(2,900)
Bahamas	(4,700)	(1,100)	(5,800)
Other	(4,100)	2,400	(1,700)
Total CWC	27,300	(700)	26,600

Footnotes

[1]
Project Lightning premises includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

[2]
Fixed-Line Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[3]
Active customer penetration is calculated as the number of active customers at the end of the specified timeframe divided by the total number of added homes that were connected to our networks during the respective timeframe.

[4]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[5]
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[6]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network (defined below). Our Internet Subscribers exclude 43,500 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 93,400 subscribers who have requested and received this service.

[7]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 33,100 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 101,600 subscribers who have requested and received this service.

[8]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[9]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three months ended March 31, 2016 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 in our rebased amounts for the three months ended March 31, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months ended March 31, 2017, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 and 2017 in our rebased amounts for the three months ended March 31, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months ended March 31, 2017, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of our Irish MMDS (as defined below) customer base from our rebased amounts for the three months ended March 31, 2016 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three months ended March 31, 2017, and (iv) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three months ended March 31, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2017. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated May 7, 2017, Liberty Global Reports Fiscal 2016 Results. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Revenue	OCF
	Three months ended March 31, 2016	Three months ended March 31, 2016
	in millions
Virgin Media
Acquisition	£8.6	£(3.4)
Dispositions	(1.8)	(1.1)
Foreign Currency	8.6	2.7
Total decrease	£15.4	£(1.8)

UPC Holding
Acquisition	€2.3	€1.3
Foreign Currency	8.8	5.4
Total increase	€11.1	€6.7

[10]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber, as applicable, is not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[11]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[12]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[13]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[14]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[15]
Property and equipment additions (or in the case of Unitymedia and CWC, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[16]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[17]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[18]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks used in Switzerland (see note 41) we do not report homes passed for Switzerland’s partner networks.

[19]
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Our Homes Passed and Two-way Homes Passed counts for the U.K. as of March 31, 2016 have been reduced by 1,300 premises as part of a larger correction further detailed in our Form 8-K/A filed on March 28, 2017.

[20]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 174,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[21]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

[22]
Fixed-mobile Convergence penetration represents the number of customers who subscribe to both Virgin Media's internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media's internet service.

[23]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[24]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[25]	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

[26]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[27]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[28]	B2B revenue includes revenue from business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.

29.	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

30.	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

31.	Broadband and telephony penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.

32.
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia and Hungary.

33.	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

34.
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

35.
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue.

36.	International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB), are referred to as IASB-IFRS.

37.
For purposes of calculating rebased growth rates on a comparable basis for the CWC borrowing group, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three months ended March 31, 2016 to reflect the impacts of the alignment to Liberty Global’s accounting policies and to reflect the translation of our rebased amounts for the three months ended March 31, 2017 at the applicable average foreign currency exchange rates that were used to translate CWC's results for the three months ended March 31, 2016. The most significant adjustments to conform to Liberty Global's policies relate to the capitalization of certain installation activities that previously were expensed, the reflection of certain lease arrangements as capital leases that previously were accounted for as operating leases and the reflection of certain time-based licenses as operating expenses that previously were capitalized. We have not adjusted the three months ended March 31, 2016 to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that have been implemented in the three months ended March 31, 2017. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of CWC had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for CWC:

	Revenue	OCF
	in millions
CWC
Policy Differences	$(1.2)	$(16.2)
Foreign Currency	(5.8)	(2.9)
Total	$(7.0)	$(19.1)

38.
Total net debt is equal to the nominal amount outstanding of CWC's consolidated third-party debt and finance lease obligations, less cash and cash equivalents. Proportionate Net Debt is equal to the total net third-party debt less the noncontrolling interests' share of net third-party debt and Proportionate Adjusted Segment EBITDA is equal to Adjusted Segment EBITDA less the noncontrolling interests' share of Adjusted Segment EBITDA.  Our internal decision makers believe Proportionate Net Debt and Proportionate Adjusted Segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of CWC’s total net debt and total Adjusted Segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of CWC's wholly-owned and non-wholly-owned operations on a basis that is consistent with CWC's debt structure, in that most of CWC's consolidated debt is not an obligation of CWC's non-wholly-owned subsidiaries. Proportionate Adjusted Segment EBITDA  is not intended to represent the cash that may be distributed to CWC by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of CWC’s proportionate earnings in that Proportionate Adjusted Segment EBITDA does not include all of the costs that are included in net earnings or loss or other GAAP measures of earnings. At December 31, 2016, the noncontrolling interests' share of CWC’s net third-party debt was $104 million. The noncontrolling interests’ share of CWC’s Adjusted Segment EBITDA was $152.1 million during the nine months ended December 31, 2016, therefore CWC's Proportionate Adjusted Segment EBITDA was $474.8 million during the same period. At March 31, 2017, the noncontrolling interests' share of CWC’s net third-party debt was $143.1 million. The noncontrolling interests’ share of CWC’s Adjusted Segment EBITDA was $46.8 million during the three months ended March 31, 2017.

39.
Consolidated Net Leverage Ratio is defined in accordance with CWC's Credit Agreement dated May 16, 2016, taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its Consolidated EBITDA for the last twelve months.

40.
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

41.
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2017, Switzerland’s partner networks account for 133,700 Customer Relationships, 287,200 RGUs, 104,000 Enhanced Video Subscribers, 107,000 Internet Subscribers, and 76,200 Telephony Subscribers.

42.
Beginning January 1, 2017, we changed the categories of our property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) from the National Cable & Telecommunications Association ("NCTA") classification approach to a new categorization, which aligns to our internal categories. We also applied this change retroactively to the prior-year period. The new categories are (i) customer premises equipment, (ii) new build & upgrade, (iii) capacity, (iv) baseline and (v) product & enablers. Customer premises equipment includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE. New build & upgrade includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network. Capacity includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers core and access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections. Baseline includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business.

Our baseline category relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet. Product & enablers represents discretionary capitalizable costs and includes investments (i) required to support, maintain, launch or innovate in new customer products, and (i) in infrastructure, which drive operational efficiency over the long term.

Additional General Notes:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. SOHO customers of CWC are not included in our respective RGU and customer counts as of March 31, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.